Exhibit 99.1

PSB HOLDINGS, INC.

40 Main Street

Putnam, CT 06260

For Immediate Release

CONTACT:	Robert J. Halloran, Jr., President and Chief Financial Officer
(860) 928-6501

PSB Holdings, Inc. Reports Earnings

For the Three Months Ended September 30, 2007

PUTNAM, CT, October 16, 2007 – PSB Holdings, Inc. (the “Company”) (NASDAQ: PSBH), the holding company for Putnam Savings Bank, reported net income of $539,000 or $.08 per basic and diluted share for the three months ended September 30, 2007 versus net income of $507,000 or $.08 per basic share and $.07 per diluted share for the three months ended September 30, 2006. This represents an increase of 6.3% in net income from the three months ended September 30, 2006 to September 30, 2007.

Asset Growth

At September 30, 2007, total assets were $489.7 million, a decrease of $1.5 million, or 0.3% from June 30, 2007 and an increase of $20.1 million, or 4.3% from September 30, 2006. This growth in assets since September 30, 2006 reflected an increase of $26.8 million, or 12.7%, in total loans to $238.3 million at September 30, 2007 from $211.5 million at September 30, 2006 and a decrease of $6.7 million, or 2.9%, in investment securities to $222.5 million at September 30, 2007 from $229.2 million at September 30, 2006. Borrowed funds increased by $35.1 million, or 30.6%, to $149.7 million at September 30, 2007 from $114.6 million at September 30, 2006. Total deposits decreased by $15.9 million, or 5.3%, to $285.2 million at September 30, 2007 from $301.1 million at September 30, 2006. This decrease in deposits was related to a decrease of $24.1 million, or 78.4% in brokered deposits to $6.6 million as of September 30, 2007 as compared to $30.7 million as of September 30, 2006. Excluding brokered deposits, total deposits increased by $8.1 million or 3.0% from September 30, 2006 to September 30, 2007.

The growth in total loans compared to last year was primarily due to an increase in commercial loans of $6.4 million, or 12.7%, and an increase in residential loans of $20.3 million, or 12.7%. The provision for loan loss was $12,000 for the three months ended September 30, 2007 as compared to $85,000 for the three months ended September 30, 2006.

“The decrease in short term interest rates has positively impacted our net interest margin, which, buoyed by the continued strong performance of our lending operations and minimal loan loss provision, has served to increase net income for the quarter,” said Chairman and Chief Executive Officer Thomas A. Borner.

Net Interest Income

Net interest income for the three months ended September 30, 2007 was $2.8 million, an increase of $85,000 or 3.2% over the three months ended September 30, 2006. This was primarily due to the increase in the net interest margin. The net interest margin for the three months ended September 30, 2007 was 2.38% as compared to 2.35% for the three months ended September 30, 2006. Average interest-earning assets increased $8.9 million or 2.0% to $459.1 million for the three months ended September 30, 2007 from $450.2 million for the three months ended September 30, 2006. The yield on average interest-earning assets increased 29 basis points to 5.84% for the three months ended September 30, 2007 as compared to 5.55% for the three months ended September 30, 2006. Average interest-bearing liabilities increased by $11.6 million or 3.0% to $393.7 million for the three months ended September 30, 2007 from $382.1 million for the three months ended September 30, 2006. The cost of average interest-bearing liabilities increased 27 basis points to 4.04% for the three months ended September 30, 2007 as compared to 3.77% for the three months ended September 30, 2006.

Provision for Loan Loss

The provision for loan loss for the three months ended September 30, 2007 was $12,000, a decrease of $73,000 or 85.9% over the three months ended September 30, 2006.

Noninterest Income and Expense

Noninterest income for the three months ended September 30, 2007 was $759,000 an increase of $56,000 or 8.0% from the three months ended September 30, 2006. This increase was primarily due to a $35,000 increase in service fee income. Noninterest expense for the three months ended September 30, 2007 was $2.8 million, an increase of $88,000 or 3.3% over the three months ended September 30, 2006. This increase was primarily due to an increase in salaries and benefits of $43,000, and an increase in other expenses of $61,000. This was partially offset by a decrease in occupancy expense of $16,000.

About PSB Holdings, Inc.

PSB Holdings, Inc., headquartered in Putnam, Connecticut, is the parent of Putnam Savings Bank, a federally chartered stock savings bank founded in 1862. The Bank offers a wide range of financial services through its seven offices located in eastern Connecticut. Putnam Savings Bank also operates a full service loan center in Putnam, Connecticut. PSB Holdings Inc.'s common stock trades on the Nasdaq Global Market under the symbol PSBH. Investor information is available on Putnam Savings Bank's web site at www.putnamsavings.com.

Statements contained in this news release that are not historical facts are “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those stated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. Subject to applicable laws and regulation, the Company does not undertake – and specifically disclaims any obligation – to publicly release the results of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

PSB HOLDINGS, INC.

Statistical Summary

(Unaudited)

(dollars in thousands)

Assets	As of September 30, 2007	As of June 30, 2007	As of September 30, 2006
Cash and due from banks	$6,632	$8,718	$7,052
Federal funds sold	1,450	4,480	3,805

Total Cash and cash equivalents	8,082	13,198	10,857
Investment securities, at fair value	222,528	222,502	229,210
Loans	238,296	234,160	211,527
Less: Allowance for loan loss	(1,780)	(1,780)	(1,647)

Net Loans	236,516	232,380	209,880
Premises and equipment	4,147	4,218	4,424
Bank owned life insurance	5,603	5,536	2,383
Core deposit intangible	1,032	1,091	1,287
Goodwill	6,912	6,912	6,912
Other assets	4,890	5,361	4,601

Total Assets	$489,710	$491,198	$469,554

Liabilities and Stockholders' Equity
Deposits	$285,174	$293,473	$301,119
Borrowed funds	149,703	141,857	114,634
Mortgagors' escrow accounts	688	1,280	635
Other liabilities	3,220	3,337	2,458

Total Liabilities	438,785	439,947	418,846
Total Stockholders' Equity	50,925	51,251	50,708

Total Liabilities and Stockholders' Equity	$489,710	$491,198	$469,554

	Three Months Ended September 30,
Income Statement	2007	2006
Interest and dividend income	$6,755	$6,295
Interest expense	4,005	3,630

Net interest and dividend income	2,750	2,665
Provision for loan losses	12	85

Net Interest income after provision for loan loss	2,738	2,580
Non-interest income	759	703
Non-interest expense	2,786	2,698

Income before taxes	711	585
Provision for taxes	172	78

Net Income	$539	$507

	At or for the three months September 30,
Financial condition data:	2007	2006
(Dollars in thousands, except per share amounts)
Average interest-earning assets	$459,130	$450,247
Average interest-bearing liabilities	$393,740	$382,117
Average interest-earning assets to average interest-bearing liabilities	116.61%	117.83%
Non-performing loans	$1,530	$1,447
Non-performing loans to total loans	0.64%	0.68%
Allowance for loan losses	$1,780	$1,647
Allowance for loan losses to total loans	0.75%	0.78%
Shareholders' equity to assets	10.40%	10.80%

Selected operating data:
Return on average assets	0.44%	0.42%
Return on average equity (1)	4.08%	3.86%
Net interest rate spread	1.80%	1.78%
Net interest margin (2)	2.38%	2.35%
Efficiency ratio (3)	77.73%	78.16%

(1)	Net income divided by average equity capital excluding average unrealized gains or losses on available-for-sale securities.
(2)	Net interest margin represents net interest income divided by average total interest-earning assets.
(3)	Noninterest expense less intangible asset amortization expense divided by net interest income before provision for loan losses plus noninterest income, less gain (loss) on sale of other real estate owned, less gain (loss) on sale of investments, less gain (loss) on sale of fixed assets.

Per share data:
Earnings per share:
Basic	$0.08	$0.08
Diluted	$0.08	$0.07
Book value per share	$7.64	$7.45
Market price per share:
High for the period	$10.76	$11.20
Low for the period	$9.35	$10.40
Close at end of period	$10.30	$10.83
Cash dividends declared per share	$0.07	$0.06

Weighted-average common shares outstanding:
Basic	6,615,070	6,690,657
Diluted	6,707,238	6,810,095